CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Amendment No. 3 to Form S-1 of our report dated March 14, 2014 relating to the financial statements of LongBau Group, Inc. as of December 31, 2013, and for the period from December 23, 2013 (inception) to December 31, 2013. We also consent to the reference to our firm under the heading "Experts" appearing therein.

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

July 10, 2014